EXHIBIT 99.1

SP Plus Corporation Appoints Karen M. Garrison as Lead Independent Director

CHICAGO, July 13, 2015 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced that its Board of Directors has elected Karen M. Garrison to the newly-created position of Lead Independent Director, effective August 1, 2015. In this new role, Ms. Garrison will, among other things, preside at Board meetings when the Chairman is not present and at executive sessions of the independent directors, serve as liaison between the Chairman and the independent directors, approve Board meeting schedules and agendas, approve information sent to the Board, and be authorized to call meetings of the independent directors.

James A. Wilhelm, Chairman of the Company's Board of Directors, said "Creating the role of lead independent director is an important step in enhancing our corporate governance practices. Karen has provided strong leadership throughout her eleven-year tenure as a member of our Board, and her dedication to best-in-class governance practices aligns perfectly with this important new Board position. We're delighted that she has agreed to take on this role."

Ms. Garrison has been a member of the Company's Board of Directors since the Company's initial public offering in June 2004, and currently serves as Chairperson of the Company's Nominating and Corporate Governance Committee. A former president of Pitney Bowes Business Services, Ms. Garrison currently also serves as Lead Independent Director of The Kaman Corporation and as a Director of Tenet Healthcare.

About SP+

SP Plus provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its SP+ Parking, Standard Parking and Central Parking brands operate more than 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. Its ground transportation division transports over 41 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit http://spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

CONTACT: Vance Johnston
         (312) 521-6409
         vjohnston@spplus.com